Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-126992 on Form S-8 of our report dated August 10, 2005, with respect to the consolidated financial statements of Chaparral Steel Company and subsidiaries included in this Annual Report (Form 10-K) for the year ended May 31, 2005.

/s/ Ernst & Young LLP

Dallas, Texas

August 25, 2005